EXHIBIT 10.9

                EMPLOYMENT AGREEMENT DATED APRIL 14, 1999 BETWEEN
                      THE COMPANY AND RICHARD K. DICKSON II


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                              EMPLOYMENT AGREEMENT
                              --------------------


         This Employment Agreement (the "Agreement") is effective as of the 14th day of April 1999, by and between Global Outdoors, Inc., an Alaska corporation (the "Company") and Richard K. Dickson II ("Dickson").

         WHEREAS, Dickson has performed services for the Company for approximately 14 years; and

         WHEREAS, the Company desires to employ Dickson pursuant to a written contract and Dickson desires to be so employed by the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. EMPLOYMENT AGREEMENT.

                  (a) From April 15, 1999, and for the balance of the Term of this Agreement (the "Employment Period"), the Company appoints Dickson as Chief Operating Office, General Counsel and a Director. Mr. Dickson will perform such duties consistent with such positions and as are from time to time delegated to Dickson by the Board of Directors or Chief Executive Officer of the Company. Specifically, Dickson's duties shall include the responsibility for an expanded marketing effort.

                  (b) During the Employment Period the Company shall provide Dickson as his principal office with private office(s), secretarial and administrative assistance, office equipment, supplies and other facilities and services suitable to Dickson's position. It is understood by the parties hereto that there will be a transition period of approximately nine months for Dickson to complete his relocation to Temecula from Orange County.

         2. TERM. The term ("Term") of this Agreement shall commence on April 15, 1999 and shall continue until April 14, 2000, and the Employment Period thereafter shall be automatically extended for twelve month periods upon the same terms and subject to the same conditions as herein set forth, until terminated or modified, or unless either party has delivered written notice at least ninety (90) days prior to the end of the Term or of any extension thereof to the effect that the term should not be further extended.

         3. COMPENSATION. In consideration of the services to be rendered by Dickson to the Company, the Company hereby agrees to pay or otherwise provide Dickson the following compensation and benefits:

         (a) SALARY. During the Employment Period, Dickson shall receive:

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                  (i)      A salary of $10,0000 per month, payable monthly in
arrears;

                  (ii) From April 1 to September 1, 1999, $7,500 of that amount shall be paid in cash with the balance accruing as deferred compensation. From September 1, 1999 forward $8,500 of that amount shall be paid in cash with the balance accruing as deferred compensation.

                  (iii) Amounts accrued as deferred compensation may be paid at the election of Dickson either in cash or Common Stock, however in the event Dickson elects to receive payment in cash, such payment may be further deferred, in part or in whole, by the Company until such time as the Company has sufficient cash reserves to make such payments. In the event Dickson elects to be paid in Common Stock, the price of such stock shall be the price the stock was trading at when the compensation was earned, if it is deemed legal to do so.

         (b) STOCK OPTIONS. The Company hereby grants Dickson an option to purchase 60,000 shares of Common Stock at a purchase price of $3.00 per share. This is an amount of shares approximately equivalent to the deferred compensation Dickson has earned and is anticipated to earn during the initial Term, hereof, that could be utilized by Dickson to pay the purchase price of said shares. 45,000 of said shares are exercisable immediately and 15,000 shares shall vest on April 1, 2000. The options shall be for ten (10) years and shall expire on March 31, 2009.

         (c) BONUSES. Bonuses shall be payable at least once a year in amounts reasonably determined in good faith by the Company. It is the Company's intent to establish goals and objectives for Dickson as a partial basis for bonuses. The Company shall make a good faith effort to pay Dickson a special bonus of $100,000 in five years from the date hereof, which special bonus is intended to be paid to Dickson so that he can retire a portion of his home mortgage.

         (d) INDUCEMENTS. The following are inducements for Dickson to be employed by the Company:

                  (i) The Company shall pay Dickson $19,000 plus accumulated interest at 6% from April 1, 1999, on February 1, 2001.

                  (ii) In the event that the Company, for any reason, terminates Mr. Dickson or reduces his salary, the Company shall make the monthly payments to Dickson of $1,500 for a period of three (3) years (potential $54,000 benefit to Dickson). To be used to pay home mortgage.

                  (iii) The Company will obtain term life and disability insurance for Dickson in the amount of at least $75,000.

         (e) BENEFIT PLANS. In addition to the fees and compensation set forth above, Dickson shall be entitled to participate in all benefit programs provided by the Company, including, without limitation, any health, accident, disability and life insurance programs, retirement programs, vacation and sick leave benefits, and any other fringe benefit program, including an automobile

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and/or cellular phone allowance, which the Company may adopt and implement for the benefit of the Company's officers or employees.

         (f) MOVING EXPENSES. Payment of reasonable expenses relating to the packing, moving and unpacking of Dickson's household goods and furnishings to the Temecula, California area, limited to $2,000.00 maximum.

         (g) THE OUTDOOR CHANNEL. Salary paid and accrued by The Outdoor Channel to Dickson shall reduce the monthly salary due Dickson.

         4. INDEPENDENT ADVICE. The Company has been advised by Dickson in writing that the Company may seek the advice of an independent lawyer of the Company's choice regarding this Agreement and has been given a reasonable opportunity consisting of at least ten (10) days to seek such advice and , in fact, has sought such advice.

         5. COMPETITIVE ACTIVITIES.

         (a) During the term of this Agreement Dickson shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Global.

         (b) Dickson agrees that during the term of this Agreement and for a period of one year after termination of this Agreement, Dickson shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Global to leave Global.

         6. CONFIDENTIALITY. Dickson recognizes and acknowledges that in the course of his employment with the Company, as contemplated by this Agreement, and as a result of the position of trust that he will hold under this Agreement, he will obtain private and confidential information and proprietary data relating to the Company, including without limitation, financial information, product and design information, marketing information, customer lists and other data that are valuable assets and property rights of the Company (collectively referred to as "Confidential Information"). Dickson agrees that he will not, during the Term or any time after the termination of the Term, either directly or indirectly, disclose or use any Confidential Information acquired during his employment with the Company, unless (i) the Confidential Information has been made public through no action or fault of Dickson, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency. Dickson further agrees that after the termination of this Agreement, or at such other time as the Company requests, Dickson will return to the Company all documents, papers and records constituting Confidential Information, and all copies of same in Dickson's possession and control.

         8. INDEMNIFICATION OF LOSSES OF DICKSON. The Company shall indemnify Dickson for all losses sustained by Dickson in direct consequences of the discharge of his duties on the Company's behalf.

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         9. SUMS DUE UPON DEATH. If Dickson dies prior to the expiration of the term of his employment, any sums that may be due him from the Company under this Agreement as of the date of death shall be paid to Dickson's executors, administrators, heirs, personal representatives, successors and assigns.

         10. COUNTERPARTS. This Agreement may be signed in counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                              GLOBAL OUTDOORS, INC.



                                              By:  /S/PERRY T. MASSIE
                                                   -----------------------------
                                                   Perry T. Massie, Chairman and
                                                   Chief Executive Officer




                                                   /S/RICHARD K. DICKSON II
                                              ----------------------------------
                                                   Richard K. Dickson II

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